EXHIBIT 99.1
Contact: TomoTherapy Incorporated
Thomas E. Powell, CFO
608-824-2800
TomoTherapy Announces Second Quarter Financial Results
Reports $47.6 Million of Revenue; $42.5 Million of Equipment Orders
Madison, Wis. — July 29, 2010 — TomoTherapy Incorporated (NASDAQ: TOMO), producer of the Hi ·Art® treatment system and other products for advanced radiation therapy, today released financial results for the second quarter ended June 30, 2010.
Second Quarter Results
Second quarter 2010 revenue was $47.6 million, an increase of 16% from $41.1 million in the second quarter of 2009. Revenue from product sales was $34.2 million in the second quarter of 2010, up 12% compared to the same quarter last year, and revenue from service and other was $13.4 million in the second quarter of 2010, up 27% compared to the same quarter last year. The company reported a second quarter 2010 loss from operations of $8.4 million, a 14% decrease from the $9.7 million loss from operations for the same period last year.
The company incurred a net loss attributable to shareholders of $6.9 million, or $0.13 per share, for the second quarter of 2010, compared to a net loss of $7.1 million, or $0.14 per share, for the second quarter of 2009.
As of June 30, 2010, the company had $145.7 million of cash, cash equivalents and short-term investments, representing a $3.0 million decrease from March 31, 2010, and minimal debt. During the quarter, there were no borrowings against the company’s credit facility.
As of June 30, 2010, the company had a revenue backlog of $139.2 million, a 4% increase from the $134.2 million backlog as of March 31, 2010. The backlog includes $42.5 million of equipment orders received during the second quarter of 2010. One order was removed from backlog during the second quarter due to uncertainty surrounding the project schedule. Backlog includes only firm orders that the company believes are likely to ship within the next two years. Backlog does not include any revenue from service contracts, which represents a growing portion of the company’s overall revenue.

“Our second quarter financial results were in line with our internal expectations and represent a solid improvement over the same period last year,” said Fred Robertson, TomoTherapy’s CEO. “In addition, we are pleased with the 13% increase in revenue from the first quarter of 2010 and the $5.0 million net increase to our backlog since March 31, 2010. Specifically, we realized a rise in new orders, which we believe reflects the strength of our new product offerings as well as enhanced global sales and marketing efforts. On the service side, revenue increased significantly compared to the same period last year, due to continued growth in the number of service contracts, and we again achieved strong customer service rankings. We continue to take steps to enhance our financial performance and drive toward profitability while still investing in key product development initiatives. Importantly, our capital position remained strong in the quarter despite the continuing challenges in the global economy.”
Six-Month Results
For the six months ended June 30, 2010, revenue was $89.7 million, a 25% increase from $71.7 million for the six months ended June 30, 2009. Revenue from product sales was $63.5 million in the first half of 2010, up 23% compared to the first half of 2009, and revenue from service and other was $26.2 million in the first half of 2010, up 31% compared to the first half of 2009.
The company reported a year-to-date 2010 loss from operations of $14.4 million, a 39% decrease from the loss from operations of $23.7 million during the first six months of 2009. The company incurred a net loss attributable to shareholders of $11.6 million, or $0.22 per share, for the six months ended June 30, 2010, compared to a net loss attributable to shareholders of $20.1 million, or $0.40 per share, for the same period last year.
During the first half of 2010, the company’s cash, cash equivalents and short-term investments decreased by $8.7 million. The company’s backlog increased by $3.4 million during the first half of 2010, from $135.8 as of December 31, 2009 to $139.2 million as of June 30, 2010.
Outlook
The company reaffirms its revenue and earnings guidance for full-year 2010. Management still expects 2010 revenue to be comparable to 2009 revenue of $160 million to $180 million, with a net loss attributable to shareholders in the range of $0.65 to $0.85 per share. Consistent with prior years, management is not providing specific quarterly guidance. However, similar to 2009, management anticipates that the timing of expected customer deliveries will result in 2010 second half revenues being heavily weighted toward the fourth quarter.

Robertson concluded, “Given our second quarter performance and expectations for the balance of the year, we remain on track to deliver results in line with our previously announced guidance. While there is still uncertainty with respect to macro conditions, particularly in Europe, we are encouraged by recent performance in North America and Asia. We also continue to make good progress on several key initiatives, including diversifying our product line-up and expanding our business both in North America and other global markets. With significant interest in our TomoDirect and TomoHD™ offerings, entry into new markets, and greater access to many hospitals through new strategic Group Purchasing Organization agreements, we believe TomoTherapy is well positioned to capitalize on the substantial opportunity in the growing global radiation therapy market.”
Investor Conference Call
TomoTherapy will conduct a conference call regarding its second quarter 2010 results at 5:00 p.m. EDT today, July 29, 2010 (4:00 p.m. CDT). To hear a live Webcast or replay of the call, visit the Investor Relations page at TomoTherapy.com, where it will be archived for two weeks. To access the call via telephone, dial 1-800-260-8140 from inside the United States or 1-617-614-3672 from outside the United States, and enter pass code 35309628. The replay can be accessed by dialing 1-888-286-8010 from inside the United States or 1-617-801-6888 from outside the United States and entering pass code 64325104. The telephone replay will be available through 11:59 p.m. CDT on August 5, 2010.
About TomoTherapy Incorporated
TomoTherapy Incorporated develops, markets and sells advanced radiation therapy solutions that can be used to efficiently treat a wide variety of cancers, from the most common to the most complex. The ring gantry-based TomoTherapy® platform combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. TomoTherapy’s suite of solutions includes its flagship Hi ·Art® treatment system, which has been used to deliver more than three million CT-guided, helical intensity-modulated radiation therapy (IMRT) treatment fractions; the TomoHD™ treatment system, designed to enable cancer centers to treat a broader patient population with a single device; and the TomoMobile™ relocatable radiation therapy solution, designed to improve access and availability of state-of-the-art cancer care. TomoTherapy’s stock is traded on the NASDAQ Global Select Market under the symbol “TOMO.” To learn more about TomoTherapy, please visit TomoTherapy.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning market acceptance of the company’s technology; growth drivers; the company’s orders, revenue, backlog or earnings growth; future financial results and any statements using the terms “should,” “believe,” “outlook,” “expect,” “anticipate” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include: demand for the company’s products; impact of sales cycles and competitive products and pricing; the effect of economic conditions and currency exchange rates; the company’s ability to develop and commercialize new products; its reliance on sole or limited-source suppliers; its ability to increase gross margins; the company’s ability to meet U.S. Food and Drug Administration (FDA) and other regulatory agency product clearance and compliance requirements; the possibility that material product liability claims could harm future revenue or require the company to pay uninsured claims; the company’s ability to protect its intellectual property; the impact of managed care initiatives, other health care reforms and/or third-party reimbursement levels for cancer care; potential loss of key distributors or key personnel; risk of interruptions to the company’s operations due to terrorism, disease or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. TomoTherapy assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events or otherwise.

TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue:
Product	$34,242	$30,552	$63,471	$51,685
Service and other	13,388	10,528	26,239	20,018

Total revenue	47,630	41,080	89,710	71,703

Cost of revenue:
Product	17,354	14,253	30,139	25,998
Service and other	17,818	18,312	34,509	34,651

Total cost of revenue	35,172	32,565	64,648	60,649

Gross profit	12,458	8,515	25,062	11,054

Operating expenses:
Research and development	8,960	7,020	16,500	12,869
Selling, general and administrative	11,910	11,224	22,944	21,876

Total operating expenses	20,870	18,244	39,444	34,745

Loss from operations	(8,412)	(9,729)	(14,382)	(23,691)
Other income (expense):
Interest income	416	695	947	1,392
Interest expense	(12)	(15)	(23)	(29)
Other expense, net	(578)	(107)	(1,026)	(363)

Total other income (expense)	(174)	573	(102)	1,000

Loss before income tax and noncontrolling interests	(8,586)	(9,156)	(14,484)	(22,691)
Income tax expense (benefit)	10	(318)	(34)	(418)

Net loss	(8,596)	(8,838)	(14,450)	(22,273)
Noncontrolling interests	1,673	1,715	2,849	2,151

Net loss attributable to shareholders	$(6,923)	$(7,123)	$(11,601)	$(20,122)

Weighted-average common shares outstanding - basic and diluted	51,713	50,592	51,640	50,592

Loss per common share — basic and diluted	$(0.13)	$(0.14)	$(0.22)	$(0.40)

TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	June 30,	December 31,
	2010	2009

ASSETS
Cash and cash equivalents	$99,240	$76,108
Short-term investments	46,434	78,225
Receivables, net	32,915	33,559
Inventories, net	53,204	47,669
Prepaid expenses and other current assets	5,507	3,633

Total current assets	237,300	239,194
Property and equipment, net	18,198	18,628
Other non-current assets, net	10,588	12,429

TOTAL ASSETS	$266,086	$270,251

LIABILITIES AND EQUITY
Accounts payable	$11,896	$6,269
Accrued expenses	20,273	19,588
Accrued warranty	3,776	4,173
Deferred revenue	31,506	34,145
Customer deposits	11,145	13,266

Total current liabilities	78,596	77,441
Other non-current liabilities	4,404	5,475

TOTAL LIABILITIES	83,000	82,916

Total shareholders’ equity	175,498	183,424
Noncontrolling interests	7,588	3,911

TOTAL EQUITY	183,086	187,335

TOTAL LIABILITIES AND EQUITY	$266,086	$270,251